UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2022

SOBR SAFE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53316	26-0731818
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

885 Arapahoe Avenue Boulder, CO 80302 (Address of principal executive offices) (zip code)

(844) 762-7723 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered

None	None

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a) On January 1, 2022, David Gandini submitted his resignation as our Chief Financial Officer as part of our restructuring in connection with our planned listing on Nasdaq. Mr. Gandini is continuing in his positions as our Chief Executive Officer and Secretary, and as a member of our Board of Directors. Mr. Gerard Wenzel, will now serve as our Chief Financial Officer and principal executive officer. According to Mr. Gandini’s resignation letter, there are no disagreements with Mr. Gandini required to be disclosed under this Item. We will provide Mr. Gandini with a copy of this disclosure in Item 5.02, and provide Mr. Gandini with the opportunity to furnish us as promptly as possible with a letter addressed to us stating whether he agrees with the statements made by us in response to this Item 5.02 and, if not, stating the respects in which he does not agree. In the event Mr. Gandini supplies us with such a letter we will, if required, file such letter as an exhibit to an amended Form 8-K.

(b) Effective January 1, 2022, our Board of Directors appointed Gerard Wenzel as our Chief Financial Officer (principal financial officer). Mr. Wenzel will serve in this capacity until his term is complete (or extended) or a termination event occurs under the terms of our Executive Employment Agreement with Mr. Wenzel.

In connection with hiring Mr. Wenzel we entered into an Executive Employment Agreement with Mr. Wenzel. Under the terms of his Employment Agreement, Mr. Wenzel will serve as our Chief Financial Officer until January 1, 2024, unless he is terminated pursuant to the termination provisions set forth in his agreement. Under the terms of his Employment Agreement, Mr. Wenzel will perform services for us that are customary and usual for a chief financial officer of a company, in exchange for: (i) an annual base salary of $175,000, (ii) incentive stock options under our 2019 Equity Incentive Plan to acquire 200,000 shares of our common stock, at an exercise price of $2.585, which is equal to 110% of the fair market value of our common stock on January 10, 2022 (the date the options were eligible to be issued under Mr. Wenzel’s Employment Agreement), with the stock options to vest in 8 equal quarterly installments of 25,000 shares during the two-year term of the Employment Agreement, with a ten year term, and (iii) 50,000 Restricted Stock Units under our 2019 Equity Incentive Plan, which will vest upon the end of any relevant lockup period involving Company securities owned by Mr. Wenzel after we uplist to a national exchange (i.e. Nasdaq). The description of Mr. Wenzel’s Executive Employment Agreement set forth in this report is qualified in its entirety by reference to the full text of that document, which is attached hereto as Exhibit 10.1.

Jerry Wenzel has served has our Chief Financial Officer since January 2022. With more than 40 years of leadership experience in financial management and reporting, public accounting and auditing, Mr. Wenzel brings to SOBRsafe the ideal skillset for an growing public company. Prior to SOBRsafe, Mr. Wenzel was a partner in the firm B2BCFO® from 2018 through 2021, providing strategic financial leadership to business owners regarding growth and transaction opportunities. From 2016 to 2018, he was the Chief Financial Officer for PRIDE Centric Resources, Inc., a national commercial food service equipment buying group. In this position Jerry was responsible for all financial reporting responsibilities, including vendor rebate programs, cash management, internal controls and reporting to the Audit Committee and Board of Directors.

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From 1998 to 2016, Mr. Wenzel served as Chief Financial Officer for several manufacturing businesses and a residential real estate franchisee servicing Colorado’s Front Range. Prior to his Chief Financial Officer positions, Mr. Wenzel was an audit and consulting partner in two Denver-based practices and a national CPA firm.

Mr. Wenzel has been a Certified Public Accountant since 1980 and earned his Bachelor of Science degree in Accountancy from the University of Wisconsin-LaCrosse. Mr. Wenzel is a member of the American Institute of Certified Public Accountants (AICPA) and Colorado Society of CPAs (CSCPA) and past member of the AICPA SEC Division for Firms Peer Review Committee and CSCPA Quality Review Board.

Item 5.07 Submission of Matters to Vote of Security Holders

On January 7, 2022, stockholders holding approximately 77% of our common stock on December 9, 2021, the record date established for voting, by mail-in or internet vote in lieu of an in-person meeting, approved the following:

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re-election of the six (6) members of our Board of Directors, namely David Gandini, Kevin Moore, Ford Fay, Steve Beabout, Jim Bardy and Sandy Shoemaker, to serve until our next Annual Meeting of Shareholders and thereafter until their successors are elected and qualified;

•

an amendment to our Articles of Incorporation to effect a reverse stock split of our outstanding common stock at a ratio between of 1-for-2 and 1-for-3 in connection with our planned listing on NASDAQ, with the exact ratio to be determined by our Board of Directors at the appropriate time;

•

an amendment to our 2019 Equity Incentive Plan to increase the shares authorized to be issued under the Plan from 3,848,467 shares to 5,200,000 shares (the “Plan Amendment”), which maintains the shares authorized to be issued under the Plan to approximately twenty percent (20%) of our outstanding common stock on the date the Plan Amendment is approved for issuance to Eligible Recipients under the Plan, as such term is defined in the Plan; and

•	ratification of the appointment of Macias Gini O’Connell LLP as our independent auditors for the fiscal year ending December 31, 2021

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SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1	Executive Employment Agreement with Gerard Wenzel dated January 1, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOBR Safe, Inc. a Delaware corporation

Dated: January 18, 2022	By:	/s/ David Gandini
David Gandini
Its: Chief Executive Officer

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